Exhibit 10.70

[Form of U.S. Award Letter –Letterhead]

Grant Date:

Award Amount: $             (USD)

[Name]

[Address]

Dear [Name]:

Wyeth considers it essential to continue to provide long-term incentives for key personnel of Wyeth to remain employed with Wyeth and focused on achieving a high level of performance. To this end, in order to provide you with sufficient long-term incentives to continue to use your best efforts to perform your duties and responsibilities diligently and in the best interests of Wyeth and Wyeth’s stockholders, Wyeth has elected to establish the Wyeth 2009 Cash Long-Term Incentive Plan. All capitalized terms not defined in this letter are defined in the Plan document (a copy of which can be found at http://insidewyeth.com/WyethLTInformation).

I am pleased to inform you that you have been selected as a Participant in the Plan. This letter constitutes your Award Letter under the Plan. Subject in all instances to the terms and conditions of the Plan, you and Wyeth agree to the following:

1. Grant Date. You are hereby granted this Award on the Grant Date specified above.

2. Award Opportunity. The grant of this Award provides you with the opportunity to earn a payment equal to the Award Amount (specified above), pursuant to the terms of Section 5 of the Plan. If you reside outside of the United States, the amount of your Award payable will be converted, on the date such Award is to be paid, using the exchange rate in effect on such date, as determined by the Company in its sole discretion, into the currency in which you receive payment of your salary or wages from the Company.

3. Vesting and Payment of Award. Subject to Sections 5(c) and (d) of the Plan, your Award will become immediately vested as to 100% of the Award Amount on the third anniversary of the Grant Date, subject to your continued employment with the Company through such date. In general, subject to Section 5(e) of the Plan, your Award will be paid in a lump sum as promptly as practicable after the date the Award vests (but in no event later than ten (10) Business Days after such date). For the avoidance of doubt, your Award will not become immediately vested upon any voluntary resignation by you due to your retirement with the Company.

4. Amendment. The terms of this Award Letter may not be amended, modified or terminated other than by a written agreement executed by the parties hereto (or their respective successors). The laws of the State of New Jersey will govern this Award Letter, without reference to the principles of conflict of laws.

Very truly yours,

ROBERT E. LANDRY, JR., TREASURER
On behalf of Wyeth